Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports First Quarter Fiscal 2015 Financial Results

~ 1Q15 Sales Increase 4.6%~
~Formula Sales Increase 20.8%~
~ Reiterates FY15 Guidance Forecast ~

Qingdao, China and Rockville, Md. – August 8, 2014 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the first quarter of fiscal 2015 ended June 30, 2014.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We were pleased with our fiscal first quarter results.  Despite intense market competition, a temporary disruption of operations due to the renewal of our production license and updates in our product packaging during the quarter, we achieved 21% year over year increase in revenue in our core, powdered formula segment.  While our sales volume was down slightly, we focused on efficiency in our selling and promotion activities and effectively controlled the discounts we offered, which helped keep firm our average selling price.  We have also successfully disposed of our Zhangjiakou subsidiary and recognized an after tax gain of $11.9 million.  EPS grew 276% year-over-year to $0.31.”

“We continue to invest in strategic marketing programs to connect with our end customers and build brand loyalty. As industry dynamics shift, we remain focused on producing quality products that meet our customers’ needs,” concluded Mr. Zhang.

Net sales were $86.0 million for the first quarter of fiscal 2015, an increase of 4.6% from $82.2 million in the first quarter of fiscal 2014. Net sales from the Company’s branded powdered formula segment were $82.2 million, or 95.6% of net sales in the quarter, compared to $68.1 million, or 82.8% of net sales, in the prior year period. By volume, sales of powdered formula products were 5,680 tons in the first quarter, compared with 5,744 tons in the prior year period. The slight decrease in sales volume was offset by a 22.1% increase in average selling price. Average selling price increased from $11,852 to $14,473 per ton in the first quarter.

Net sales from Nutritional Ingredients and Supplements, which is comprised of external sales of chondroitin sulfate to third parties, was $1.7 million, or 1.9% of total net sales, compared to $6.3 million, or 7.7% of net sales, in the prior year period. This segment is primarily comprised of chondroitin sulfate materials sold to certain international pharmaceutical companies through annual supply contracts. However, as the price of raw materials for these products has significantly increased recently, the Company has suspended major orders and intends to renegotiate pricing with its customers.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $2.1 million, or 2.4% of net sales, in the first quarter of fiscal 2015, compared to $7.7 million, or 9.4% of net sales in the prior year period.

Gross profit was $38.8 million in the first quarter of fiscal 2015, compared to $36.1 million in the prior year period. Gross margin was 45%, an increase from 44% in the prior year. Powdered formula margin was 49%, down from 53% in the prior year period, due to the higher cost of raw milk powder and increased testing and maintenance expense on machinery during the production license renewal process.

Selling and distribution expenses were $12.6 million in the first quarter of fiscal 2015, compared with $14.8 million in the prior year period.  Advertising and promotional expenses were $9.7 million in the 2015 first quarter, compared to $8.5 million in the prior year period.  The combined percentage to sales of these two expenses decreased from 28.3% in last year to 25.9%, primarily reflecting improved operational efficiency in the sales management in the Company’s IMF sector.

Synutra’s gain on disposal and liquidation of subsidiaries was $15.0 million in the first quarter of 2015, compared to $0.4 million in the prior year period. This increase largely represents proceeds from the sale of the Company’s Zhangjiakou manufacturing facility.

Income from operations was $24.3 million, an increase of 251.5% from the prior year period. Net income attributable to common stockholders was $17.9 million in the first quarter of fiscal year 2015, or $0.31 per basic share, a 275.7% increase from net income of $4.8 million, or $0.08 per basic share, in the prior year period.

Balance Sheet
As of June 30, 2014, the Company had cash and cash equivalents of $41.0 million and restricted cash of $168.6 million, including the current and non-current portions.  Net account receivable decreased to $14.4 million as of June 30, 2014 from $17.8 million in the prior quarter. The Company’s inventory position decreased as well to $77.3 million from $84.0 million. Total debt was $341.4 million, including $90.5 million of short-term debt and $91.3 million of long-term debt due within one year, representing a decrease of $26.6 million from last quarter.

Fiscal 2015 Financial Outlook
The Company continues to expect strong top line growth and greater operating leverage in fiscal 2015, with full year revenue growth expected to be at least 20% over fiscal 2014 results, or between $450 to $500 million, and net profit growth expected to be at least 60%, or between $50 to 60 million.

Conference Call Details
The Company will hold a conference call on Monday, August 11, 2014 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
International Toll:	+1 (845) 675-0438
China Toll Free:	400-120-0654
Conference ID:	79097614

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of June 30, 2014, this network comprised over 680 independent distributors and over 550 independent sub-distributors who sell Synutra products in approximately 23,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 646-328-2552

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	June 30, 2014	March 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$41,037	$90,915
Restricted cash	76,215	67,211
Accounts receivable, net of allowance	14,429	17,763
Inventories	77,347	83,986
Due from related parties	3,515	3,109
Income tax receivable	239	244
Receivable from disposal of a subsidiary	22,494	0
Assets held for sale	2,793	0
Prepayments, tax receivables and others	31,937	22,028

Total current assets	270,006	285,256

Property, plant and equipment, net	151,755	145,833
Land use rights, net	8,789	10,957
Intangible assets, net	4,249	4,270
Restricted cash	92,395	100,533
Due from related parties	2,096	2,355
Other assets	2,180	1,479

TOTAL ASSETS	$531,470	$550,683

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$90,471	$115,917
Long-term debt due within one year	91,326	91,505
Accounts payable	46,191	39,616
Due to related parties	1,509	1,556
Advances from customers	16,481	15,692
Income tax payable	1,511	0
Other current liabilities	33,961	45,980

Total current liabilities	281,450	310,266

Long-term debt	159,605	160,533
Deferred government subsidy	4,030	4,247
Capital lease obligations	7,871	7,898
Other long-term liabilities	6,212	6,483

Total liabilities	459,168	489,427

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at June 30, 2014 and March 31, 2014, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(86,639)	(104,579)
Accumulated other comprehensive income	23,178	30,529

Total Synutra common shareholders’ equity	71,985	61,396

Noncontrolling interest	317	(140)

Total equity	72,302	61,256

TOTAL LIABILITIES AND EQUITY	$531,470	$550,683

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data

	Three Months Ended June 30,
	2014	2013

Net sales	$85,975	$82,205
Cost of sales	47,212	46,124

Gross profit	38,763	36,081

Selling and distribution expenses	12,593	14,771
Advertising and promotion expenses	9,702	8,476
General and administrative expenses	7,255	6,452
Gain on disposal and liquidation of subsidiaries	14,962	367
Government subsidy	128	165

Income (loss) from operations	24,303	6,914

Interest expense	4,837	3,887
Interest income	1,688	1,087
Other income (expense), net	69	741

Income (loss) before income tax expense	21,223	4,855

Income tax expense	2,826	79

Net income (loss)	18,397	4,776

Net income (loss) attributable to the noncontrolling interest	457	1

Net income (loss) attributable to common stockholders	$17,940	$4,775

Earnings (loss) per share - basic and diluted	$0.31	$0.08

Weighted average common stock outstanding - basic and diluted	57,301	57,301